Exhibit 10.2
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) is entered into as of August 10, 2007, between Xcorporeal, Inc., a Delaware corporation (“Company”), and Robert Weinstein, an individual (“Executive”).
Recitals
     A. The Company is engaged in the business of developing and marketing Hospital Artificial Kidney (HAK), Wearable Artificial Kidney (WAK), Hospital Ultrafiltration Device (HUD) and Wearable Ultrafiltration Device (WUD) products, including performing lab experimentation, equipment testing, design review, verification, validation, development of prototypes and reporting, and U.S. Food & Drug Administration and other regulatory approval processes (the “Business”).
     B. The Company desires to employ the Executive as its Chief Financial Officer, and the Executive desires to be so employed by the Company, on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration thereof and of the covenants and conditions contained herein, the parties agree as follows:
Agreement
     1. Board Approval. The Company and the Executive acknowledge that this entire Agreement is subject to approval by the Company’s Board of Directors (“Board”).
     2. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve as the Chief Financial Officer of the Company. The Executive agrees to perform such lawful services customary to that office and to perform those services assigned to him from time to time by the Company’s Executive Chairman, Chief Executive Officer, President, Chief Operating Officer, or Board. The Executive further agrees to use his best ability and skills to promote the interests of the Company and to devote his full business time and energies to the business and affairs of the Company.
     3. Term of Agreement. The Executive’s employment with the Company shall commence on a date to be determined by the parties, subject to the Board’s approval of this Agreement, which date when determined will be the “Effective Date” and provided in Section 10 below. Subject to the terms of Sections 5 and 6 of this Agreement, the Term of this Agreement will commence on the Effective Date for a period of three (3) years, if the Executive relocates his residence to Southern California within one year after the Effective Date, and thereafter will renew automatically for one (1) year terms unless either the Company or the Executive provides written notice of non-renewal to the other party not later than ninety (90) days prior to the scheduled expiration of the Term in effect. In the event the Executive does not relocate his residence to Southern California within one year after the Effective Date, the Term of this Agreement will be for a period of one (1) year, and thereafter will continue on a month-to-month basis subject to the terms of Sections 5 and 6 of this Agreement.

     4. Compensation and Other Related Matters.
          (a) Salary. As compensation for services rendered hereunder, the Executive shall receive an annual base salary (“Base Salary”) of Two Hundred Seventy-Five Thousand Dollars ($275,000.00), which salary shall be paid in accordance with the Company’s then prevailing payroll practices. The Company shall not decrease the Executive’s Base Salary. At the Company’s sole discretion the Executive’s Base Salary may be increased annually. Notwithstanding the foregoing, commencing January 1, 2008 and annually thereafter, the Base Salary shall be increased by at least the Consumer Price Index for Los Angeles, California (or a reasonable proxy thereof).
          (b) Bonus. During the term of this Agreement, and in the Company’s sole discretion, the Executive shall be eligible to receive an annual discretionary bonus of up to 50% of the Executive’s base salary at the end of each calendar year, subject to the Executive and the Company achieving annual performance objectives. The annual performance objectives will be agreed before the start of each calendar year between the Executive and the Chief Operating Officer, subject to the approval of the Company’s Board of Directors or its Compensation Committee. To receive each annual discretionary bonus, the Executive must still be employed with the Company as of December 31 of the year for which the annual discretionary bonus is payable and not be in breach at the time the bonus is payable. The Company agrees that the Executive shall receive a guaranteed bonus of no less than 20% of the Executive’s Base Salary at the end of calendar year 2007 (“2007 Bonus”). The 2007 Bonus shall be calculated based on the total Base Salary actually earned by the Executive between the Effective Date and December 31, 2007. Subject to achievement of the 2007 performance objectives agreed upon the parties set forth in Schedule I attached hereto, and at the Company’s sole discretion, the Executive shall be eligible to receive a discretionary bonus (in addition to the 2007 Bonus) at the end of calendar year 2007.
          (c) Stock Options.
               (i) Grant of Shares. On the Effective Date, the Executive shall be granted options to purchase three hundred thousand (300,000) shares of common stock under the 2006 Incentive Compensation Plan (the “Plan”). Such options will vest and be exercisable at a rate of twenty-five percent (25%) per year commencing on the first anniversary of the date of grant and will have an exercise price equal to the Fair Market Value, as such term is defined in the Plan, on the date of grant.
               (ii) Acceleration. Notwithstanding provision (i) above, and provided that the Executive has already relocated to Southern California: (A) any options not vested upon Executive’s death or the termination of the Executive’s employment because he has become Disabled (as defined below) will immediately vest and be exercisable in accordance with the Plan; (B) if the Company terminates the Executive without Cause (as defined below) before the end of twelve (12) months from the Effective Date, the first tranche of twenty-five percent (25%) of the Executive’s options will immediately vest and be exercisable in accordance with the Plan upon termination; (C) if the Company terminates the Executive without Cause after twelve (12) months but before the end of eighteen (18) months from the Effective Date, the second tranche of twenty-five percent (25%) of the Executive’s options will immediately vest and be exercisable in accordance with the Plan; (D) if the Company terminates the Executive without Cause after eighteen (18) months but before the end of thirty (30) months from the Effective Date, the third tranche of twenty-five percent (25%) of the Executive’s options will immediately vest and be exercisable in accordance with the Plan; and (E) if the Company terminates the Executive without Cause after thirty (30) months from the Effective Date, the entire grant of three hundred thousand (300,000) options described in 4(c)(i) will immediately vest and be exercisable in accordance with the Plan.
               (iii) Fair Market Value. In the event, at the time the Executive elects to exercise any options, the common stock of Employer is not trading in sufficient volume to permit the Executive to immediately sell the common stock acquired upon exercise in the open market (subject to any then applicable securities laws), the Executive may pay the exercise price for such shares by either (A) the surrender of that portion of the exercised option shares having a Fair Market Value on the date of exercise equal to the aggregate exercise price of the options so exercised or (B) the surrender of Employer’s common stock having a Fair Market Value on the date of exercise equal to the exercise price of the options so exercised and, in the case of common stock acquired by the Executive directly or indirectly from Employer, has been owned by the Executive for a sufficient period to avoid a compensation expense to Employer under then applicable accounting rules.
               (iv) Change of Control.
                    (A) Provided the Executive has relocated to Southern California prior to the effective date of a Change in Control, if the acquirer in the Change in Control does not adopt the Executive’s option grant under the Plan in accordance with 26 C.F.R. 1.424-1 or offer the Executive a substitute grant under the acquirer’s plan having similar economic value to the Executive’s option grant under the Plan, any options granted to the Executive under the Plan that would not otherwise be vested on the effective date of the Change in Control shall immediately vest and be exercisable immediately prior to the effective date of the Change in Control.
                    (B) Provided the Executive has relocated to Southern California before the effective date of a Change in Control, if the acquirer in the Change in Control adopts the Executive’s option grant under the Plan in accordance with 26 C.F.R. 1.424-1, or offers the Executive a substitute grant under the acquirer’s stock option plan having similar economic value to the Executive’s option grant under the Plan, and (1) within six (6) months following the effective date of the Change in Control the acquirer terminates the Executive’s employment without Cause, or (2) if within twelve (12) months of the Effective Date and within six (6) months of the effective date of the Change in Control if the acquirer terminates the Executive with or without cause, then to the extent that twenty-five percent (25%) or more of the Executive’s total granted options remain unvested on the date his employment terminates, twenty-five percent (25%) of the Executive’s total granted options from the acquirer (by adoption or grant) shall immediately vest and be exercisable. For the avoidance of doubt, if the acquirer does not agree to include this right in its substitute grant to the Executive, the Executive’s option grant under the Plan shall be treated as under Section 4(c)(iv)(A) above.

                    (C) If the Executive has not relocated to Southern California prior to the effective date of the Change in Control, the Executive shall not be entitled to any acceleration in the vesting of his options under the Plan in connection with the Change in Control.
                    (D) For purposes of this Agreement, a “Change in Control” shall be defined as (1) the acquisition of the Company by another entity by means of a transaction or series of related transactions (including, without limitation, any reorganization, merger, stock purchase or consolidation) or (2) the sale, transfer or other disposition of all or substantially all of the Company’s assets.
               (v) In all other respects, the stock options granted under this paragraph 4(c) shall be subject to the Plan.
               (vi) In addition to the stock options described above, the Executive will be eligible to receive stock, stock options, or other securities of the Company under plans that are provided to other similar executives of the Company. Future grants, if any, will vest according to the terms at time of grant.
          (d) Other Benefits. The fringe benefits, perquisites, and other benefits of employment to be provided to the Executive shall be equivalent to such benefits and perquisites as are provided to other similar executives of the Company as amended from time to time. The Executive’s Paid Time Off is defined and will accrue pursuant to the Paid Time Off provisions of the Company’s Employee Handbook, except that the Executive will be entitled to vacation of four (4) weeks during each year of employment, which may be taken by the Executive upon prior notice in accordance with the Company’s policies applicable to Company executives. In addition, the Executive will be provided with accidental death and disability and long-term disability insurance in amounts each no less than the Executive’s annual Base Salary then in effect, or reimbursed for the reasonably equivalent cost of a private disability policy up to $1000 per month. If necessary, the Company will reimburse the Executive for COBRA coverage until such time as the Executive is covered under the Company’s group medical and dental plans.
          (e) Equipment. Company will provide Executive with a suitable notebook computer and related equipment to enable Executive to conduct business from his New York home office. The Company agrees to provide other personal computer equipment necessary for the Executive to perform his duties upon submission of request by the Executive and approval by the Company. All equipment provided will remain the Company’s property and the Executive agrees to provide the Company access to the equipment immediately upon request due to regulatory requirements or any other reason.
          (f) Expenses. The Executive will be reimbursed for all reasonable and customary out-of-pocket expenses actually incurred by him in the furtherance of his duties under this Agreement. Such expenses shall be reimbursed upon submission to the Company of invoices containing original receipts for all such expenditures, and upon review by the Company with respect to the reasonable nature and amount thereof. Reasonable expenses include reimbursement for telephone charges for business-related calls from the Executive’s New York home office and mobile phone charges for business-related calls, provided that itemized invoices are submitted within thirty (30) days of the Executive’s receipt of the statement for those charges.
          (g) Commuting Expenses. The Company shall reimburse the Executive for reasonable commuting expenses, consistent with the Travel Policy in the Company’s Employee Handbook, between the Executive’s Irvington, New York, residence and the Company’s Los Angeles, California offices for a period of up to twelve (12) months from the Effective Date.
          (h) Presence in LA Office. Executive agrees to spend at least one week per month at the Company’s Los Angeles office located at 11150 Santa Monica Boulevard, Suite 340, 90025.
          (i) Moving Expenses. Within twelve (12) months from the Effective Date, Executive will have the opportunity to relocate his and his immediate family’s one residence to Southern California. The Company agrees to reimburse the Executive for the reasonable expenses incurred in transporting his and his immediate family’s one household and belongings from Irvington, New York to Los Angeles, California. The Company further agrees to reimburse the Executive for the closing costs incurred by the Executive with respect to the sale of his New York residence and the purchase of his new residence in California. The Executive agrees to provide the Company with an estimate of the cost for approval before the move, and after the move, the Company will reimburse the Executive the actual costs paid.
     5. Termination.
          (a) Employment At-Will. Executive’s employment with the Company is at-will, which means that either the Executive or the Company can terminate it at any time, without notice, for any cause, or no cause. For purposes of this Agreement, a termination shall be for “Cause” if Executive, in the good faith opinion of the Company’s Board,:
               (i) Commits an act of fraud, moral turpitude, misappropriation of funds or embezzlement in connection with his duties;
               (ii) Materially breaches the Executive’s fiduciary duty to the Company, including, but not limited to, acts of self-dealing (whether or not for personal profit);
               (iii) Materially breaches this Agreement, provided, however, that (A) no termination shall occur on that basis unless, if the breach is curable, the Company first provides the Executive with written notice to cure (the notice to cure shall reasonably specify the acts or omissions that constitute the Executive’s material breach), (B) the Executive shall have a reasonable opportunity (not to exceed 30 days after the date of notice to cure) to cure the breach and (C) termination shall be effective as of the date of notice to cure;
               (iv) Materially breaches the Confidentiality Agreement or the Company’s written Codes of Ethics as adopted by the Board;
               (v) Materially violates any provision of Company’s written Employee Handbook, or any applicable state or federal law or regulation;

               (vi) Except during a Disability Period, defined below, fails or refuses to comply with all relevant and material obligations, assumable and chargeable to an executive of his corporate rank and responsibilities, under the Sarbanes-Oxley Act and the regulations of the Securities and Exchange Commission promulgated thereunder;
               (vii) Fails or refuses to comply with the lawful directives of the Company in the performance of his duties under this Agreement (except during a Disability Period);
               (viii) Engages in willful misconduct that is materially injurious to the Company;
               (ix) Uses illegal substances, or excessively uses alcohol to a point of substantially impairing his faculties, senses, or judgment, while on Company premises or performing Company Business;
               (x) Is convicted of, or enter a plea of guilty or no contest to, a felony or misdemeanor under state or federal law, other than a traffic violation or misdemeanor not involving dishonesty or moral turpitude; or
               (xi) Commits an act of gross neglect or gross misconduct which the Company reasonably deems to be good and sufficient cause.
          (b) Good Reason. For purposes of this Agreement, a resignation shall be for “Good Reason” if tendered by the Executive within thirty (30) days of any of the following actions by or involving the Company:
               (i) Assignment to the Executive of duties materially inconsistent with the Executive’s status, or a substantial reduction in the nature or status of the Executive’s responsibilities;
               (ii) After the Executive’s relocation to Los Angeles, the relocation of the Executive’s site of employment outside a 30 mile radius of Los Angeles without the Executive’s consent, except for reasonably required travel on Company’s Business;
               (iii) Failure to cause any acquiring or successor entity following a Change in Control to assume the Company’s obligations under this Agreement, unless such assumption occurs by operation of law;
               (iv) Material breach of this Agreement by the Company including failure to timely pay to the Executive any amount due under Section 3, which continues after written notice and reasonable opportunity to cure (not to exceed 30 days after the date of notice); or
               (v) Demand by the Company, Board, or any other senior executive that the Executive violate any relevant and material obligations, assumable and chargeable to an executive of his corporate rank and responsibilities, under the Sarbanes-Oxley Act and the regulations of the Securities and Exchange Commission promulgated thereunder.

          (c) Long Term Disability. If the Executive becomes Disabled, the Company may terminate his employment if he becomes Disabled upon thirty (30) days prior written notice to the Executive. “Disabled” means the Executive is: (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, as diagnosed by a reputable, independent physician, which can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, or (ii) by reason of any medically determinable physical or mental impairment, as diagnosed by a reputable, independent physician, which can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months.
          (d) Death. The Executive’s employment shall terminate immediately upon the death of the Executive.
     6. Compensation Upon Termination or Death, or During Disability.
          (a) Cause. If the Company terminates the Executive’s employment for Cause, the Company shall continue to pay the Executive the Base Salary at the rate set forth in Section 4(a) through the date of termination of the Executive’s employment, together with any benefits accrued under Section 4 through the date of termination including, but not limited to, payment for accrued vacation days and reimbursement for expenses (collectively, “Accrued Obligations”). Thereafter, the Company shall have no further obligation to the Executive under this Agreement.
          (b) Termination Without Cause by the Company. If the Company terminates the Executive’s employment without Cause as defined in Section 5(a) of this Agreement, the Company shall pay the Executive an amount equal to twelve (12) months of the Executive’s Base Salary at the rate in effect at the date of termination of the Executive’s employment plus all Accrued Obligations. In addition to any rights under COBRA, the term for continued medical benefits provided by the Company to the Executive and his family shall continue for a period of twelve (12) months from the date of termination without Cause, provided that coverage will terminate sooner if the Executive becomes eligible for coverage under another employer’s plan. Thereafter, the Company shall have no further obligation to the Executive under this Agreement.
          (c) Termination for Good Reason by the Executive. If the Executive terminates the Executive’s employment with Good Reason as defined in Section 5(b) of this Agreement, the Company shall pay the Executive an amount equal to twelve (12) months of the Executive’s Base Salary at the rate in effect at the date of termination of the Executive’s employment plus all Accrued Obligations. In addition to any rights under COBRA, the term for continued medical benefits provided by the Company to the Executive and his family shall continue for a period of twelve (12) months from the date of termination for Good Reason, provided that coverage will terminate sooner if the Executive becomes eligible for coverage under another employer’s plan. Thereafter, the Company shall have no further obligation to the Executive under this Agreement.
          (d) Disability. During any period that the Executive fails to perform his full-time duties with the Company as a result of becoming Disabled (the “Disability Period”), the Executive shall continue to receive his Base Salary at the rate set forth in Section 4(a) of this

Agreement and all Accrued Obligations, less any compensation payable to the Executive under the applicable disability insurance plan of the Company during such period until this Agreement is terminated pursuant to Section 5(c). Thereafter, the Executive’s benefits shall be determined under the Company’s insurance and other compensation programs then in effect in accordance with the terms of such programs and the Company shall have no further obligation to the Executive under this Agreement.
          (e) Death. In the event of the Executive’s death, the Executive’s beneficiary shall be entitled to receive the Base Salary at the rate set forth in Section 4(a) until the date of his death plus all Accrued Obligations. Thereafter, the Executive’s benefits shall be determined under the Company’s insurance and other compensation programs then in effect in accordance with the terms of such programs and the Company shall have no further obligation to the Executive or the Executive’s beneficiary under this Agreement.
     7. Confidentiality.
          (a) The Executive will execute the Company’s standard Executive Innovation, Proprietary Information and Confidentiality Agreement (“Confidentiality Agreement”), which is incorporated herein by reference.
          (b) No Solicitation of Employees. During employment with Company and for one (1) year thereafter the Executive will not encourage or solicit any other employee of Company to terminate his or her employment or independent contractor who was involved in a project related to the Business, for any reason, nor will the Executive assist others to do so. General advertisements and employment fairs shall not be construed as solicitation for purposes of this Section.
          (c) No Solicitation of Customers. During employment with Company and for one (1) year thereafter the Executive will not, directly or indirectly call on, or otherwise solicit, business from any actual customer or potential customer known by the Executive to be targeted by Company, nor will he assist others in doing so.
          (d) Disclosure of Confidential Information: Executive shall not accept employment with any direct competitor of Company for a period of one (1) year where it would be impossible for Executive to perform his new job without using or disclosing trade secrets or confidential information.
     8. Insurance and Indemnification.
          (a) The Company shall provide the Executive with officers and directors’ insurance, or other liability insurance, consistent with its usual business practices, to cover the Executive against all insurable events related to his employment with the Company.
          (b) The Company shall indemnify, hold harmless and pay the cost of defending the Executive to the fullest extent permitted by applicable law in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by the Executive of services for, or action of the Executive as an officer or employee of the Company, or of any other person or enterprise at the request of the Company. The Company shall also pay all judgments, awards, settlement amounts and fines associated with the foregoing. Reasonable legal cost and expenses incurred by the Executive relating to the performance of his duties and responsibilities as an executive officer of the Company and/or in defending a claim, action, suit or investigation or criminal proceeding shall be paid by the Company in a timely manner upon the receipt by the Company of an undertaking by or on behalf of the Executive to repay said amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company for such legal fees and related costs; provided, however, that this arrangement shall not apply to a non-derivative action commenced by the Company against the Executive. The foregoing shall be in addition to any indemnification rights the Executive may have by law, charter, by-law or otherwise. If the Company assumes responsibility for the defense of an action brought against the Executive (i) the Company may not agree to any settlement without the Executive’s prior written approval (which shall not be unreasonably withheld) and (ii) the Executive will fully cooperate with the Company’s efforts in defense of the matter.
     9. Miscellaneous.
          (a) Capacity. The Executive represents and warrants that he is not a party to any agreement that would prohibit the Executive from entering into this Agreement or fully performing the Executive’s obligations hereunder.
          (b) Notice. All notices of termination and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed by United States registered mail, return receipt requested, addressed as follows:
               If to the Company:
Xcorporeal, Inc.
11150 Santa Monica Boulevard, Suite 340
Los Angeles, California 90064
Attn: Daniel S. Goldberger
               With a copy to:
Dreier Stein & Kahan LLP
1620 26th Street, Sixth Floor, North Tower
Santa Monica, California 90404
Attn: John C. Kirkland, Esq.

               If to the Executive:
Robert Weinstein
60 Hampden Lane
Irvington, New York 10533
               With a copy to:
Ellenoff Grossman & Schole, LLP
370 Lexington Avenue
New York, New York 10017
Attn: Barry I. Grossman, Esq.
or to such other address as either party may designate by notice to the other, which notice shall be deemed to have been given upon receipt.
          (c) Severability. The invalidity or unenforceability of any provisions under particular facts and circumstances will not affect the validity or enforceability either of other provisions or, under other facts and circumstances, of such provisions. In addition, such provisions will be reformed to be less restrictive if under such facts and circumstances they would then be valid and enforceable.
          (d) Governing Law. The validity, construction and performance will be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of California.
          (e) Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or the Executive’s relationship with the Company or its affiliates, including without limitation any claims of wrongful termination or employment discrimination (whether based on age, gender, race, color, religion or any other protected class), and the issue of arbitrability of any claims, will be submitted to and resolved by final and binding arbitration before a retired judge at Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor in Santa Monica, California, under applicable JAMS rules. To the maximum extent permitted by applicable law, the prevailing party will be awarded its arbitration, attorney and expert witness fees, costs and expenses. Judgment on any interim or final award of the arbitrator may be entered in any court of competent jurisdiction.
          (f) Headings. The sections and other headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
          (g) Waiver. No waiver by either party of a breach of any provision will be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party will be construed as a waiver of any right or remedy with respect to such noncompliance or breach. All waivers shall be in writing and signed by the party to be charged therewith.

          (h) Amendment. This Agreement may be amended, modified or supplemented only by a writing executed by Executive and the Chairman, President or CEO of the Company.
          (i) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
          (j) Entire Agreement. This Agreement and Schedule I hereto are the only agreement and understanding between the parties, and supersedes all prior and contemporaneous agreements, summaries of agreements, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written, between the parties pertaining to such subject matter.
          (k) Authority. The Company hereby represents and warrants to the Executive that the Company has full corporate power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Company of the Agreement have been duly authorized and approved by all requisite corporate action on the part of the Company.
          (l) Attorney Fees. The Company hereby agrees to reimburse the Executive up to ten thousand dollars ($10,000) for all reasonable legal fees and costs incurred by the Executive in the negotiation and preparation of this Agreement regardless of whether this
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Agreement is executed by the parties.
     10. Effective Date. The parties agree that the Effective Date shall be August                     , 2007, or on the date as soon thereafter as the Board approves this Agreement.
Agreed to:

Executive:	XCORPOREAL, INC.

By:

Robert Weinstein		Daniel S. Goldberger President & Chief Operating Officer
BOARD APPROVAL DATE: August 10, 2007